New Cinema and Witnet Co. Ltd. Sign Formal Share Exchange Agreement

New Cinema to Acquire Software Developer / Integrator Witnet Co., Ltd.

TORONTO, May 29  /PRNewswire-FirstCall/ - New Cinema Partners, Inc. (OTCBB: NCPP
- news) (The "Company") announced that although it maintains a contract position to acquire Mediall Tech, Co. Ltd. of South Korea ("Mediall Tech") as detailed in a previous press release; The Company will not proceed with the acquisition of Mediall Tech.

In a turn of events, a representative traveling in Korea on behalf of The Company uncovered the opportunity to acquire another Korean company which the Company believes to have a greater financial outlook than Mediall Tech.

As a result The Company has pursued the opportunity and has now entered in to a formal agreement with Witnet Co., Ltd. Witnet is a South Korean Software Development and System Integration company. www.witnet21.com

The agreement signed today calls for the issuance of 55,000,000 restricted common shares of NCPP to be issued under rule 144 as promulgated under the US Securities Act of 1933, in exchange for 100% of Witnet. New Cinema will file an 8-K filing with the SEC with a copy of the agreement and other details regarding the proposed transaction. The proposed acquisition is subject to, among other terms of the agreement, shareholder approval, due diligence and certain rules and regulations of the United States and South Korea.

Witnet was formed in November 1999 and currently has 32 employees and is headed by CEO Mun-Su Han along with a strong management team comprised of talented professionals. Witnet current shareholders include Chase Bank in Korea. Business partners include Compaq Japan and Korea, LG Telecom and other major technology companies.

One of the main products of the company is its proprietary Mobilclick system (www.mobilclick.net) which allows the control over internet-connected PCs through PDAs (Personal Digital Assistants) that are connected to the wireless internet. This is a growing business area fueled by the convergence of technologies and wireless network capabilities.

"The opportunity to complete the Witnet acquisition changes our perspective completely, although we welcomed the Mediall Tech opportunity I believe that Witnet represents a company with legs far into the future" said Martin Lapedus, President of New Cinema.

"The Board of Directors are dedicated to closing an acquisition with the best possible company in the shortest time frame and the Witnet acquisition is welcomed by the board" said Tom Conlin, director.

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Witnet has three major business areas of mobile  internet  services  development technologies.  These  include:  i.)  PDA  Solution  including  a  Wireless  Thin
Computing  Solution  and  a  proprietary  technology  called  "Mobilick".   ii.)
Wireless- Based System Integration including a Mobile Service Platform and a Telematics Service Platform. iii.) XML Solution including an XML-Based Platform Solution : W-CMS and an XML-Based Distribution Solution : "X-Solomon"

By applying thin computing solutions, users can run complex applications via PDA's while using only the minimum system resources of PDA's.

Mobilick works even at the low bandwidth wireless network such as IS-95B(64KBps) by applying event driven capturing technology.

A second proprietary product is called "Xstan"; a Web Based Content Management System Providing Contents Distributing Service Via Wired/Wireless Channels .

Another proprietary system is "X-Solomon" which is an integrated service platform which consistently provides various kinds of information systems such as CRM, GIS, multimedia, GPS, etc.

X-Solomon supports connection with legacy systems and provides for wired to wireless channel integration services. X-Solomon is a wireless middleware platform which utilizes exclusive browsers and provides script similar to application methods. By employing the Mobile Platform as Middleware provides for Telematics Services and Integration with various Back-End Systems.

A fourth significant proprietary product of the Witnet is "X-Stan" XFreeWCMS; a Web Based Content Management System Providing Contents Distributing Service Via Wired/Wireless Channels.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the "Act"). In particular, when used in the preceding discussion, the words "plan", "confident that", "believe", "expect", or "intend to", and similar conditional expressions are intended to identify forward-looking statements within the meaning of the Act and are subject to safe harbour created by the Act. Such statements are subject to certain risks and uncertainties and actual results could differ materially from those expressed in any forward-looking statements.

SOURCE New Cinema Partners

Contact: Martin Lapedus, President 416-367-8273
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